Robinhood Reports Fourth Quarter and Full Year 2025 Results

Record Revenues of $4.5 billion in 2025, including a record $1.28 billion in Q4
Record Diluted EPS of $2.05 in 2025, including $0.66 in Q4
Record Net Deposits of $68 billion in 2025, including $16 billion in Q4
Robinhood Gold Subscribers reached a record 4.2 million

MENLO PARK, Calif. – February 10, 2026 – Robinhood Markets, Inc. (“Robinhood”) (NASDAQ: HOOD) today announced financial results for the fourth quarter and full year of 2025, which ended December 31, 2025.

“Our vision hasn’t changed: we are building the Financial SuperApp,” said Vlad Tenev, Chairman and CEO of Robinhood.

“2025 was a record year where we set new highs for net deposits, Gold Subscribers, trading volumes, revenues, and profits, and we closed the year with a strong Q4,” said Shiv Verma, Chief Financial Officer of Robinhood. “2026 is off to a strong start, and we are incredibly excited about our plan and momentum for the year ahead as we focus on shipping great products for customers and driving profitable growth for shareholders.”

Fourth Quarter Results
•Total net revenues increased 27% year-over-year to $1.28 billion.
◦Transaction-based revenues increased 15% year-over-year to $776 million, primarily driven by other transaction revenue of $147 million, up over 300%, options revenue of $314 million, up 41%, and equities revenue of $94 million, up 54%, partially offset by cryptocurrencies revenue of $221 million, down 38%.
◦Net interest revenues increased 39% year-over-year to $411 million, primarily driven by growth in interest-earning assets and securities lending activity, partially offset by lower short-term interest rates.
◦Other revenues increased 109% year-over-year to $96 million, primarily driven by Robinhood Gold subscription revenue of $50 million, up 56%.
•Net income was $605 million, which compares to $916 million in Q4 2024 that included a $424 million benefit from the Q4 2024 Tax Benefit and Regulatory Accrual Reversal.
•Diluted earnings per share (“EPS”) was $0.66, which compares to $1.01 in Q4 2024 that included a $0.47 benefit from the Q4 2024 Tax Benefit and Regulatory Accrual Reversal.
•Total operating expenses increased 38% year-over-year to $633 million. The year-over-year increase was primarily driven by marketing and growth investments, and acquisition-related expenses.
◦Adjusted Operating Expenses and Share-Based Compensation (“SBC”) (non-GAAP) increased 18% year-over-year to $597 million.
•Adjusted EBITDA (non-GAAP) increased 24% year-over-year to $761 million.
•Funded Customers increased by 1.8 million, or 7%, year-over-year to 27.0 million.
◦Investment Accounts increased by 2.2 million, or 8%, year-over-year to 28.4 million.
•Total Platform Assets increased 68% year-over-year to $324 billion, driven by continued Net Deposits, acquired assets, and higher equity valuations.
•Net Deposits were $15.9 billion, an annualized growth rate of 19% relative to Total Platform Assets at the end of Q3 2025. Over the past twelve months, Net Deposits were $68.1 billion, a growth rate of 35% relative to Total Platform Assets at the end of Q4 2024.
•Robinhood Gold Subscribers increased by 1.5 million, or 58%, year-over-year to 4.2 million.
•Average Revenue Per User (“ARPU”) increased 16% year-over-year to $191.
•Cash and cash equivalents totaled $4.3 billion, unchanged compared to the end of Q4 2024.
•Share repurchases were $100 million, representing 0.8 million shares of our Class A common stock at an average price per share of $119.86. Since starting our share repurchase program in Q3 2024, total share repurchases were $910 million, representing approximately 22 million shares of our Class A common stock at an average price per share of $40.64.

Full Year Results
•Total net revenues increased 52% year-over-year to $4.5 billion.
•Net income was $1.9 billion, which compares to $1.4 billion in 2024 that included a $424 million benefit from the Q4 2024 Tax Benefit and Regulatory Accrual Reversal.
•Diluted EPS was $2.05, which compares to $1.56 in 2024 that included a $0.47 benefit from the Q4 2024 Tax Benefit and Regulatory Accrual Reversal.
•Total operating expenses increased 25% year-over-year to $2.38 billion.
◦Adjusted Operating Expenses and SBC increased 17% year-over-year to $2.27 billion. Prior to $76 million of provision for credit losses in 2024, Adjusted Operating Expenses and SBC would have been up 22% year-over-year.
•Adjusted EBITDA increased 76% year-over-year to $2.5 billion.
•Share repurchases were $653 million, representing 12 million shares of our Class A common stock at an average price per share of $54.30

Highlights

Product Expansion Fueled Strong Momentum in 2025 as Robinhood Grew Across Strategic Priorities

#1 Platform for Active Traders - Robinhood accelerated momentum with active traders as it expanded product offerings, led by Prediction Markets, with over 12 billion event contracts traded in 2025. Deepening its investment in Prediction Markets, Robinhood established a joint venture, Rothera, LLC ("Rothera"), in partnership with Susquehanna International Group, that acquired MIAXdx in January 2026 to advance the build out of an independent, CFTC-licensed exchange and clearinghouse. In December, the Company also hosted Robinhood Presents: YES/NO, announcing new features for the Prediction Markets Hub - such as preset and custom combos and player contracts - and expanded Robinhood Cortex capabilities, including the next generation of its AI-powered investing assistant and portfolio-level Digests. In addition, the Company began rolling out short selling in mid-November, which has already seen billions of notional volume traded by customers.

#1 in Wallet Share for the Next Generation - Robinhood drove greater share of wallet across long-term investing by deepening customer adoption of the Company’s retirement, advisory and banking offerings. This quarter, Robinhood Gold Subscribers grew to 4.2 million, with the adoption rate exceeding 15%, reflecting strong demand for premium features and differentiated benefits. Additionally, Robinhood Retirement AUC more than doubled from a year ago to $26.5 billion across approximately 1.8 million funded accounts. To date, customers have received over $500 million in matches on retirement account transfers and contributions. Robinhood Strategies expanded its reach to over 200 thousand Funded Customers and $1.3 billion in assets under management. Robinhood Banking also recently started rolling out to Robinhood Gold Subscribers, with over 20 thousand customers depositing approximately $300 million as of January 31, 2026.

#1 Global Financial Ecosystem - Robinhood extended its push for global financial innovation with continued expansion into new markets and new international products. Robinhood strengthened its offering in the UK by launching a stocks and shares ISA, the most requested feature from UK customers, supporting long-term, tax-advantaged investing. Bitstamp institutional volumes continue to scale, more than doubling since the close of the acquisition in June 2025, and in Europe, Robinhood quadrupled its Stock Tokens offering to approximately 2,000. During the fourth quarter, Robinhood also announced agreements to acquire a brokerage and crypto firm in Indonesia, expanding its reach in Asia.

Additional Q4 2025 Operating Data

•Robinhood Retirement AUC increased 102% year-over-year to a record $26.5 billion.
•Cash Sweep increased 26% year-over-year to $32.8 billion.
•Margin Book increased 113% year-over-year to a record $16.8 billion.
•Equity Notional Trading Volumes increased 68% year-over-year to a record $710 billion.
•Options Contracts Traded increased 38% year-over-year to a record 659 million.
•Crypto Notional Trading Volumes were $82 billion, including Bitstamp Notional Volumes which were $48 billion, and Robinhood App Notional Volumes which decreased 52% year-over-year to $34 billion.
•Event Contracts Traded were a record 8.5 billion.

Select Preliminary January 2026 Operating Data

•Net Deposits were $4.5 billion, an annualized growth rate of 17% relative to Total Platform Assets at the end of December 2025.
•Margin Book increased 121% year-over-year to a record $18.4 billion.
•Equity Notional Trading Volumes increased 57% year-over-year to $227 billion.
•Options Contracts Traded increased 20% year-over-year to 200 million.
•Crypto Notional Trading Volumes were $22.9 billion, including Robinhood App Notional Volumes which decreased 57% year-over-year to $8.7 billion and Bitstamp Notional Volumes which were $14.2 billion.
•Event Contracts Traded were a record 3.4 billion.

Chief Financial Officer Transition

In connection with the previously announced retirement of our former Chief Financial Officer Jason Warnick, Shiv Verma, previously the Company's Senior Vice President of Finance and Strategy, and Treasurer, was appointed Chief Financial Officer effective February 6, 2026, and Mr. Warnick is now serving as a strategic advisor until his retirement on September 1, 2026.

Conference Call and Livestream Information

Robinhood will host a video call to discuss its results at 2 p.m. PT / 5 p.m. ET today, February 10, 2026. The video call can be accessed at investors.robinhood.com, along with the earnings press release and accompanying slide presentation. The event will also be live streamed to YouTube and X.com via Robinhood’s official channels, @RobinhoodApp, on Vlad Tenev’s X.com account, @vladtenev, as well as in the Robinhood App. Following the call, a replay and transcript will also be available at investors.robinhood.com.

Financial Outlook

The paragraph below provides information on our 2026 expense plan and outlook. We are not providing a 2026 outlook for total operating expenses and have not reconciled our 2026 outlook for Adjusted Operating Expenses and SBC to the most directly comparable GAAP financial measure, total operating expenses, because we are unable to predict with reasonable certainty the impact of certain items without unreasonable effort. These items include, but are not limited to, provision for credit losses and significant regulatory expenses which may be material and could have a significant impact on total operating expenses for 2026.

Our 2026 expense plan is designed to accelerate product velocity, drive Net Deposit growth, and grow revenues. This expense outlook includes growth investments in new or recently launched products and features, marketing, international expansion, full year costs related to the 2025 acquisitions of TradePMR and Bitstamp, and rapid growth in existing core products; while also driving rapid growth in existing core products and productivity and efficiency gains in our existing businesses. Our outlook for 2026 Adjusted Operating Expenses and SBC is $2.6 billion to $2.725 billion, which represents 18% year-over-year growth at the midpoint relative to 2025 Adjusted Operating Expenses and SBC. This expense outlook does not include provision for credit losses, costs related to our pending acquisitions, costs related to the Rothera joint venture, costs from modifications of executive awards in connection with our CFO transition, potential significant regulatory matters, or other significant expenses (such as impairments, restructuring charges, and other business acquisition- or disposition-related expenses) that may arise or accruals we may determine in the future are required, as we are unable to accurately predict the size or timing of such matters, expenses or accruals at this time.

Actual results might differ materially from our outlook due to several factors, including the rate of growth in Funded Customers and our effectiveness to cross-sell products which affects variable marketing costs, the degree to which we are successful in managing credit losses and preventing fraud, and our ability to manage web-hosting expenses efficiently, among other factors. See “Non-GAAP Financial Measures” for more information on Adjusted Operating Expenses and SBC, including significant items that we believe are not indicative of our ongoing expenses that would be adjusted out of total operating expenses (GAAP) to get to Adjusted Operating Expenses and SBC (non-GAAP) should they occur.
About Robinhood

Robinhood Markets, Inc. (NASDAQ: HOOD) transformed financial services by introducing commission-free stock trading and democratizing access to the markets for millions of investors. Today, Robinhood, through its subsidiaries, lets you trade stocks, options, futures, swaps (which include event contracts), and crypto, invest for retirement, earn with Robinhood Gold, and access an expert-managed portfolio with Robinhood Strategies. Headquartered in Menlo Park, California, Robinhood puts customers in the driver’s seat, delivering unprecedented value and products intentionally designed for a new generation of investors. Additional information about Robinhood can be found at www.robinhood.com.

Robinhood uses the “Overview” tab of its Investor Relations website (accessible at investors.robinhood.com/overview) and its Newsroom (accessible at newsroom.aboutrobinhood.com), as means of disclosing information to the public in a broad, non-exclusionary manner for purposes of the U.S. Securities and Exchange Commission’s (“SEC”) Regulation Fair Disclosure (Reg. FD). Investors should routinely monitor those web pages, in addition to Robinhood’s press releases, SEC filings, and public conference calls and webcasts, as information posted on them could be deemed to be material information.

“Robinhood” and the Robinhood feather logo are registered trademarks of Robinhood Markets, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Contacts

Investors: ir@robinhood.com	Press: press@robinhood.com

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
(in millions, except share and per share data)	2024	2025
Assets
Current assets:
Cash and cash equivalents	$4,332	$4,261
Cash, cash equivalents, and securities segregated under federal and other regulations	4,724	5,749
Receivables from brokers, dealers, and clearing organizations	471	426
Receivables from users, net	8,239	17,994
Securities borrowed	3,236	2,408
Deposits with clearing organizations	489	702
User-held fractional shares	2,530	3,782
Held-to-maturity investments	398	—
Deferred customer match incentives	100	185
Other current assets, including current prepaid expenses of $75 as of December 31, 2024 and $127 as of December 31, 2025	584	798
Total current assets	25,103	36,305
Property, software, and equipment, net	139	154
Goodwill	179	385
Intangible assets, net	38	168
Non-current deferred customer match incentives	195	428
Other non-current assets, including non-current prepaid expenses of $17 as of December 31, 2024 and $11 as of December 31, 2025	533	697
Total assets	$26,187	$38,137
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$397	$463
Payables to users	7,448	11,986
Securities loaned	7,463	11,626
Fractional shares repurchase obligation	2,530	3,782
Other current liabilities	266	914
Total current liabilities	18,104	28,771
Other non-current liabilities	111	215
Total liabilities	18,215	28,986
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. 210,000,000 shares authorized, no shares issued and outstanding as of December 31, 2024 and December 31, 2025.	—	—
Class A common stock, $0.0001 par value. 21,000,000,000 shares authorized, 764,903,997 shares issued and outstanding as of December 31, 2024; 21,000,000,000 shares authorized, 790,331,696 shares issued and outstanding as of December 31, 2025.	—	—
Class B common stock, $0.0001 par value. 700,000,000 shares authorized, 119,588,986 shares issued and outstanding as of December 31, 2024; 700,000,000 shares authorized, 110,996,736 shares issued and outstanding as of December 31, 2025.	—	—
Class C common stock, $0.0001 par value. 7,000,000,000 shares authorized, no shares issued and outstanding as of December 31, 2024 and December 31, 2025.	—	—
Additional paid-in capital	12,008	11,284
Accumulated other comprehensive income (loss)	(1)	8
Accumulated deficit	(4,035)	(2,152)
Non-controlling interest	—	11
Total stockholders’ equity	7,972	9,151
Total liabilities and stockholders’ equity	$26,187	$38,137

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		YOY% Change	Three Months Ended September 30,	QOQ% Change
(in millions, except share, per share, and percentage data)	2024	2025		2025
Revenues:
Transaction-based revenues	$672	$776	15%	$730	6%
Net interest revenues	296	411	39%	456	(10)%
Other revenues	46	96	109%	88	9%
Total net revenues	1,014	1,283	27%	1,274	1%

Operating expenses(1)(2):
Brokerage and transaction	50	57	14%	56	2%
Technology and development	208	232	12%	237	(2)%
Operations	29	37	28%	33	12%
Provision for credit losses	19	36	89%	26	38%
Marketing	82	93	13%	102	(9)%
General and administrative	70	178	154%	185	(4)%
Total operating expenses	458	633	38%	639	(1)%

Other income (loss), net	2	11	450%	(1)	NM
Income before income taxes	558	661	18%	634	4%
Provision for (benefit from) income taxes	(358)	56	NM	78	(28)%
Net income	$916	$605	(34)%	$556	9%
Net income (loss) attributable to non-controlling interest	—	—	NM	—	NM
Net income attributable to Robinhood	$916	$605	(34)%	$556	9%
Net income attributable to Robinhood common stockholders:
Basic	$916	$605		$556
Diluted	$916	$605		$556
Net income per share attributable to Robinhood common stockholders:
Basic	$1.04	$0.67		$0.63
Diluted	$1.01	$0.66		$0.61
Weighted-average shares used to compute net income per share attributable to Robinhood common stockholders:
Basic	883,884,676	897,877,147		889,261,220
Diluted	907,767,796	917,718,432		917,940,660

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Year Ended December 31,		YOY% Change
(in millions, except share, per share, and percentage data)	2024	2025
Revenues:
Transaction-based revenues	$1,647	$2,628	60%
Net interest revenues	1,109	1,514	37%
Other revenues	195	331	70%
Total net revenues	2,951	4,473	52%

Operating expenses(1)(2):
Brokerage and transaction	164	211	29%
Technology and development	818	897	10%
Operations	112	130	16%
Provision for credit losses	76	114	50%
Marketing	272	399	47%
General and administrative	455	628	38%
Total operating expenses	1,897	2,379	25%

Other income, net	10	14	40%
Income before income taxes	1,064	2,108	98%
Provision for (benefit from) income taxes	(347)	225	NM
Net income	$1,411	$1,883	33%
Net income (loss) attributable to non-controlling interest	—	—	NM
Net income attributable to Robinhood	$1,411	$1,883	33%
Net income attributable to Robinhood common stockholders:
Basic	$1,411	$1,883
Diluted	$1,411	$1,883
Net income per share attributable to Robinhood common stockholders:
Basic	$1.60	$2.12
Diluted	$1.56	$2.05
Weighted-average shares used to compute net income per share attributable to Robinhood common stockholders:
Basic	881,113,156	888,504,958
Diluted	906,171,504	918,781,846

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
____________
(1)    The following table presents operating expenses as a percent of total net revenues:

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2024	2025	2025	2024	2025
Brokerage and transaction	5%	4%	4%	5%	5%
Technology and development	20%	18%	19%	28%	20%
Operations	3%	3%	3%	4%	3%
Provision for credit losses	2%	3%	2%	3%	3%
Marketing	8%	7%	8%	9%	9%
General and administrative	7%	14%	14%	15%	14%
Total operating expenses	45%	49%	50%	64%	54%

(2)    The following table presents the SBC on our unaudited condensed consolidated statements of operations for the periods indicated:

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
(in millions)	2024	2025	2025	2024	2025
Brokerage and transaction	$2	$3	$2	$9	10
Technology and development	48	36	40	192	159
Operations	2	2	1	7	6
Marketing	2	2	2	8	8
General and administrative	23	33	33	88	122
Total SBC	$77	$76	$78	$304	$305

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2025	2024	2025
Operating activities:
Net income	$916	$605	$1,411	$1,883
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22	23	77	86
Provision for credit losses	19	36	76	114
Deferred income taxes	(369)	29	(369)	181
Share-based compensation	77	76	304	305
Other	—	(10)	—	3
Changes in operating assets and liabilities:
Securities segregated under federal and other regulations	(397)	1,390	(397)	197
Receivables from brokers, dealers, and clearing organizations	(332)	43	(382)	62
Receivables from users, net	(2,621)	(3,292)	(4,592)	(9,106)
Securities borrowed	468	4,199	(1,634)	828
Deposits with clearing organizations	(25)	738	(151)	(213)
Current and non-current prepaid expenses	16	14	(25)	(28)
Current and non-current deferred customer match incentives	(63)	(92)	(265)	(318)
Other current and non-current assets	(404)	(437)	(415)	(152)
Accounts payable and accrued expenses	(63)	57	(35)	(18)
Payables to users	1,184	(331)	2,351	3,423
Securities loaned	157	(4,040)	3,916	4,163
Other current and non-current liabilities	15	55	(27)	228
Net cash provided by (used in) operating activities	(1,400)	(937)	(157)	1,638
Investing activities:
Purchases of property, software, and equipment	(4)	(2)	(13)	(15)
Capitalization of internally developed software	(11)	(11)	(37)	(39)
Consideration transferred for business acquisitions and asset acquisitions	—	—	(134)	(399)
Cash, cash equivalents, and segregated cash acquired in business acquisitions and asset acquisitions	—	—	125	1,193
Purchases of non-marketable securities	—	(234)	(1)	(244)
Purchases of held-to-maturity investments	(87)	—	(556)	—
Proceeds from maturities of held-to-maturity investments	219	53	658	400
Purchases of credit card receivables by Credit Card Funding Trust	(509)	(2,278)	(748)	(5,195)
Collections of purchased credit card receivables	426	1,914	556	4,440
Other	—	—	2	—
Net cash provided by (used in) investing activities	34	(558)	(148)	141
Financing activities:
Proceeds from exercise of stock options	8	2	18	16
Proceeds from issuance of common stock under the Employee Share Purchase Plan	6	7	16	22
Taxes paid related to net share settlement of equity awards	(89)	(24)	(244)	(437)
Repurchase of Class A common stock	(160)	(100)	(257)	(653)
Draws on credit facilities	10	2,051	22	4,752
Repayments on credit facilities	(10)	(2,051)	(22)	(4,752)
Borrowings by the Credit Card Funding Trust	37	223	132	468
Change in principal collected from customers due to Coastal Bank	21	—	6	—
Repayments on borrowings by the Credit Card Funding Trust	—	—	(1)	—
Payments of debt issuance costs	(1)	(1)	(15)	(17)
Contributions from noncontrolling interests	—	11	—	11
Net cash provided by (used in) financing activities	(178)	118	(345)	(590)
Effect of foreign exchange rate changes on cash and cash equivalents	(2)	1	(1)	9
Net increase (decrease) in cash, cash equivalents, segregated cash, and restricted cash	(1,546)	(1,376)	(651)	1,198
Cash, cash equivalents, segregated cash, and restricted cash, beginning of the period	10,241	11,269	9,346	8,695
Cash, cash equivalents, segregated cash, and restricted cash, end of the period	$8,695	$9,893	$8,695	$9,893

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Reconciliation of cash, cash equivalents, segregated cash and restricted cash, end of the period:
Cash and cash equivalents, end of the period	$4,332	$4,261	$4,332	$4,261
Segregated cash and cash equivalents, end of the period	4,327	5,549	4,327	5,549
Restricted cash in other current assets, end of the period	18	66	18	66
Restricted cash in other non-current assets, end of the period	18	17	18	17
Cash, cash equivalents, segregated cash and restricted cash, end of the period	$8,695	$9,893	$8,695	$9,893
Supplemental disclosures:
Cash paid for interest	$4	$11	$16	$31
Cash paid for income taxes, net of refund received	$4	$12	$18	$95

Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
(in millions, except for percentage data)	2024	2025	2025	2024	2025
Net income	$916	$605	$556	$1,411	$1,883
Net margin	90%	47%	44%	48%	42%
Add:
Interest expenses related to credit facilities	6	10	8	24	32
Provision for (benefit from) income taxes	(358)	56	78	(347)	225
Depreciation and amortization	22	23	22	77	86
EBITDA (non-GAAP)	586	694	664	1,165	2,226
Add:
SBC	77	76	78	304	305
Significant legal and tax settlements and reserves (1)	(50)	—	—	(40)	—
Unrealized gains in non-marketable equity securities (2)	—	(9)	—	—	(9)
Adjusted EBITDA (non-GAAP)	$613	$761	$742	$1,429	$2,522
Adjusted EBITDA Margin (non-GAAP)	60%	59%	58%	48%	56%

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
(in millions)	2024	2025	2025	2024	2025
Total operating expenses (GAAP)	$458	$633	$639	$1,897	$2,379
Less:
SBC	77	76	78	304	305
Significant legal and tax settlements and reserves (1)	(50)	—	—	(40)	—
Provision for credit losses(3)	—	36	26	—	114
Adjusted Operating Expenses (non-GAAP)	$431	$521	$535	$1,633	$1,960

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
(in millions)	2024	2025	2025	2024	2025
Total operating expenses (GAAP)	$458	$633	$639	$1,897	$2,379
Less:
SBC	77	76	78	304	305
Significant legal and tax settlements and reserves (1)	(50)	—	—	(40)	—
Provision for credit losses(3)	—	36	26	—	114
Adjusted Operating Expenses (non-GAAP)	431	521	535	1,633	1,960
Add:
SBC	77	76	78	304	305
Adjusted Operating Expenses and SBC (non-GAAP)	$508	$597	$613	$1,937	$2,265
____________
(1) Amounts for the three months and year ended December 31, 2024 included a $55 million benefit due to a reversal of an accrual as part of a regulatory settlement.
(2) For the three months and year ended December 31, 2025 primarily related to investments held by Robinhood Ventures Fund I.
(3) Starting in Q1 2025, Adjusted Operating Expenses and Adjusted Operating Expenses and SBC no longer include provision for credit losses.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the expected financial performance of Robinhood Markets, Inc. and its consolidated subsidiaries (“we,” “Robinhood,” or the “Company”) and our strategic and operational plans, including (among others) statements regarding that we are building the Financial SuperApp; that we are incredibly excited about our plan and momentum for the year ahead, as we focus on shipping great products for customers and driving profitable growth for shareholders; and all statements and information under the heading “Financial Outlook”. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Our forward-looking statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual future results, performance, or achievements to differ materially from any future results expressed or implied in this press release. Reported results should not be considered an indication of future performance. Factors that contribute to the uncertain nature of our forward-looking statements include, among others: our rapid and continuing expansion, including continuing to introduce new products and services on our platforms as well as geographic expansion; the difficulty of managing our business effectively, including the size of our workforce, and the risk of declining or negative growth; the fluctuations in our financial results and key metrics from quarter to quarter; our reliance on transaction-based revenue, including payment for order flow (“PFOF”), the risk of new regulation or bans on PFOF and similar practices, and the addition of our new fee-based model for cryptocurrency; our exposure to fluctuations in interest rates and rapidly changing interest rate environments; the difficulty of raising additional capital (to provide liquidity needs and support business growth and objectives) on reasonable terms, if at all; the need to maintain capital levels required by regulators and self-regulatory organizations ("SROs"); the risk that we might mishandle the cash, securities, and cryptocurrencies we hold on behalf of customers, and our exposure to liability for processing, operational, or technical errors in clearing functions; the impact of negative publicity on our brand and reputation; the risk that changes in business, economic, or political conditions that impact the global financial markets, or a systemic market event, might harm our business; our dependence on key employees and a skilled workforce; the fact that we do not wholly own or operationally control Rothera, our joint venture with Susquehanna International Group, and its subsidiaries; operational and regulatory risks and expenditures prior to and following closing of our acquisitions and investments; the difficulty of complying with an extensive, complex, and changing regulatory environment, the risk of monetary and other penalties for noncompliance, and the need to adjust our business model in response to new or modified laws and regulations; the possibility of adverse developments in pending litigation and regulatory investigations; the risk that the outcome of currently ongoing and potential future regulatory enforcement actions and litigation, as well as potential changes in federal or state law, could immediately or subsequently prevent us from offering, or continuing to offer, event contracts; the effects of competition; our need to innovate and acquire or invest in new products, services, technologies and geographies in order to attract and retain customers and deepen their engagement with us in order to maintain growth; our reliance on third parties to perform some key functions and the risk that processing, operational or technological failures could impair the availability or stability of our platforms; the risk of cybersecurity incidents, theft, data breaches, and other online attacks; the difficulty of processing customer data in compliance with privacy laws; our need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures; the risks associated with incorporating artificial intelligence ("AI") technologies into some of our products and processes; the regulation, litigation, contractual, operational, and reputational risks associated with our introduction of products such as Robinhood Stock Tokens in the European Economic Area (the "EEA") and our staking services offered in the U.S.; and the risk that substantial future sales of Class A common stock in the public market, or the perception that they may occur, could cause the price of our stock to fall. Because some of these risks and uncertainties cannot be predicted or quantified and some are beyond our control, you should not rely on our forward-looking statements as predictions of future events. More information about potential risks and uncertainties that could affect our business and financial results can be found in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, as well as in our other filings with the U.S. Securities and Exchange Commission (“SEC”), all of which are available on the SEC’s web site at www.sec.gov. Moreover, we operate in a very competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible for us to predict all risks nor identify all uncertainties. The events and circumstances reflected in our forward-looking statements might not be achieved and actual results could differ materially from those projected in the forward-looking statements. Except as otherwise noted, all forward-looking statements in this press release are made as of the date of this press release, February 10, 2026, and are based on information and estimates available to us at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by law, Robinhood assumes no obligation to update any of the statements in this press release whether as a result of any new information, future events, changed circumstances, or otherwise. You should read this press release with the understanding that our actual future results, performance, events, and circumstances might be materially different from what we expect. All fourth quarter and full year 2025 financial information in this press release is preliminary, based on our estimates and subject to completion of our financial closing procedures. Final results for the full year, which will be reported in our Annual Report on Form 10-K for the year ended December 31, 2025, may vary from the information in this press release. In particular, until our financial statements are issued in our Annual Report on Form 10-K, we may be required to recognize certain subsequent events (such as in connection with contingencies or the realization of assets) which could affect our final results.

The Select Preliminary January 2026 Operating Data in this press release is unaudited and preliminary, based on Robinhood’s estimates, and subject to completion of financial closing procedures. Final operating data for January 2026 and results for the first quarter of 2026, as reported in our upcoming monthly metrics release and in Robinhood’s quarterly and annual filings with the SEC, respectively, might vary from the information in this press release.

Non-GAAP Financial Measures

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance. In addition to total net revenues, net income, and other results under GAAP, we utilize non-GAAP calculations of adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), Adjusted EBITDA Margin, Adjusted Operating Expenses, and Adjusted Operating Expenses and SBC. This non-GAAP financial information is presented for supplemental informational purposes only, should not be considered in isolation or as a substitute for, or superior to, financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. We believe each of these non-GAAP measures provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance and cost structure, as applicable. These non-GAAP measures are used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included in this press release.

Adjusted EBITDA

Adjusted EBITDA is defined as net income, excluding (i) interest expenses related to credit facilities, (ii) provision for (benefit from) income taxes, (iii) depreciation and amortization, (iv) SBC, (v) significant legal and tax settlements and reserves, and (vi) other significant gains, losses, and expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses) that we believe are not indicative of our ongoing results.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods and competitors less meaningful. Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total net revenues. The most directly comparable GAAP measure is net margin (calculated as net income divided by total net revenues).

Adjusted Operating Expenses

Adjusted Operating Expenses is defined as GAAP total operating expenses minus (i) SBC, (ii) provision for credit losses, (iii) significant legal and tax settlements and reserves, and (iv) other significant expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses) that we believe are not indicative of our ongoing expenses. The amount and timing of the excluded items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods less meaningful. Starting in Q1 2025, Adjusted Operating Expenses no longer includes provision for credit losses.

Adjusted Operating Expenses and SBC

Adjusted Operating Expenses and SBC is defined as GAAP total operating expenses minus (i) provision for credit losses, (ii) significant legal and tax settlements and reserves, and (iii) other significant expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses), that we believe are not indicative of our ongoing expenses. The amount and timing of the excluded items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods less meaningful. Unlike Adjusted Operating Expenses, Adjusted Operating Expenses and SBC does not adjust for SBC except for in 2026 as it relates to modification of executive awards related to our CFO transition. Starting in Q1 2025, Adjusted Operating Expenses and SBC no longer includes provision for credit losses.

Q4 2024 Tax Benefit and Regulatory Accrual Reversal

In Q4 2024, the Company recorded a $369 million deferred tax benefit ($0.41 of diluted EPS), primarily from the release of the Company's valuation allowance on most of its net deferred tax assets, as well as a $55 million benefit ($0.06 of diluted EPS) due to a reversal of an accrual as part of a regulatory settlement. Together, these items represented a $424 million benefit ($0.47 of diluted EPS) in Q4 2024.

Key Performance Metrics

In addition to the measures presented in our unaudited condensed consolidated financial statements, we use the following key performance metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Funded Customers

We define a Funded Customer as a unique person who has at least one account with a Robinhood entity and, within the past 45 calendar days (a) had an account balance that was greater than zero (excluding amounts that are deposited into a Funded Customer account by the Company with no action taken by the unique person) or (b) completed a transaction using any such account. Individuals who share a funded joint investing account (which launched in July 2024) are each considered to be a Funded Customer. Starting in Q1 2025, individuals who are customers of Registered Investment Advisors ("RIAs") that use the TradePMR platform, and, starting in June 2025, customers of Bitstamp, are also considered Funded Customers.

Total Platform Assets

We define Total Platform Assets as the sum of the fair value of all equities, options, cryptocurrency, futures (including options on futures and swaps, including event contracts), cash held by users in their accounts, net of receivables from users (previously reported as Assets Under Custody), and any such assets managed by RIAs using TradePMR’s platform that are not custodied by Robinhood, as of a stated date or period end on a trade date basis. Net Deposits and net market gains (losses) drive the change in Total Platform Assets in any given period. Starting in June 2025, the fair value of all cryptocurrency includes cryptocurrency on Bitstamp.

Assets Under Custody

We define Assets Under Custody as Total Platform Assets, excluding assets managed by RIAs using TradePMR's platform that are not custodied by Robinhood, as of a stated date or period end on a trade date basis.

Net Deposits

We define Net Deposits as all cash deposits and asset transfers from customers, as well as dividends, interest, staking rewards, and cash or assets earned in connection with Company promotions (such as account transfer and retirement match incentives, free stock bonuses) received by customers, net of reversals, customer cash withdrawals, margin and lending interest, Robinhood Gold subscription fees, and assets transferred off of our platforms for a stated period. Starting in June 2025, Net Deposits include results from Bitstamp. Due to data limitations, we have not included TradePMR client figures in our Net Deposits key performance metric.

Average Revenue Per User (“ARPU”)

We define ARPU as total revenue for a given period divided by the average number of Funded Customers on the last day of that period and the last day of the immediately preceding period. Figures in this press release represent ARPU annualized for each three-month period presented.

Robinhood Gold Subscribers

We define a Robinhood Gold Subscriber as a unique person who has at least one account with a Robinhood entity and who, as of the end of the relevant period (a) is subscribed to Robinhood Gold and (b) has made at least one Robinhood Gold subscription fee payment.

Additional Operating Metrics

Robinhood Retirement AUC

We define Robinhood Retirement AUC as the total Assets Under Custody in traditional individual retirement accounts (“IRAs") and Roth IRAs. This does not include accounts with an RIA using TradePMR’s platform.

Cash Sweep

We define Cash Sweep as the period-end total amount of participating users’ uninvested brokerage and banking cash that has been automatically “swept” or moved from their accounts into deposits for their benefit at a network of program banks. This is an off-balance-sheet amount. Robinhood earns a net interest spread on Cash

Sweep balances based on the interest rate offered by the banks less the interest rate given to users as stated in our program terms. This includes balances from customers of RIAs using TradePMR’s platform.

Margin Book

We define Margin Book as our period-end aggregate outstanding margin loan balances receivable (i.e., the period-end total amount we are owed by customers on loans made for the purchase of securities, supported by a pledge of assets in their margin-enabled brokerage accounts). This includes margin loan balances from customers of RIAs using TradePMR’s platform.

Notional Trading Volume

We define Notional Trading Volume, or Notional Volume, for any specified asset class as the aggregate dollar value (purchase price or sale price as applicable) of trades executed in that asset class on our platforms over a specified period of time. Crypto Notional Volume includes both Robinhood App Notional Volume and, starting in June 2025, Bitstamp Notional Volume. Robinhood App Notional Volume represents the dollar value of executed crypto trades on the Robinhood platform over a specified period of time. Bitstamp Notional Volume represents the dollar value of executed crypto trades on the Bitstamp platform over a specified period of time. For example, each $1 of transaction value executed between a buyer and seller is counted as $1 of transaction value in the relevant period, rather than $2 if counted for each of the buyer and seller.

Options Contracts Traded

We define Options Contracts Traded as the total number of options contracts bought or sold over a specified period of time. Each contract generally entitles the holder to trade 100 shares of the underlying stock.

Event Contracts Traded
We define Event Contracts Traded as the total number of event contracts bought or sold over a specified period of time through our Prediction Markets Hub. Each contract can be traded at $0.01 increments up to $1 and is worth $1 upon settlement.

Glossary Terms

Investment Accounts
We define an Investment Account as a funded individual brokerage account, a funded joint investing account, a funded IRA, or an account with an RIA using TradePMR’s platform. Starting in September 2025, a Funded Customer can have multiple Investment Accounts - one or more individual brokerage accounts, a joint investing account, a traditional IRA, a Roth IRA, and/or an RIA custody account using TradePMR’s platform. Investment Accounts do not include Bitstamp as such accounts are not brokerage or other Investment Accounts.

Robinhood Gold Adoption Rate

We define the Robinhood Gold adoption rate as end of period Robinhood Gold Subscribers divided by end of period Funded Customers.

Growth Rate and Annualized Growth Rate with respect to Net Deposits

Growth rate is calculated as aggregate Net Deposits over a specified 12-month period, divided by Total Platform Assets for the fiscal quarter that immediately precedes such 12-month period. Annualized growth rate is calculated as Net Deposits for a specified quarter multiplied by 4 and divided by Total Platform Assets for the immediately preceding quarter.